Contacts:
Retrophin, Inc.
Marc Panoff, CFO
646-564-3671
marc@retrophin.com

Retrophin Withdraws Offer for Transcept Pharmaceuticals

New York, NY (December 16, 2013) – Retrophin, Inc. (OTCQB: RTRX) today announced that it has withdrawn its offer to acquire all of the shares of Transcept Pharmaceuticals, Inc.’s common stock for $4.00 per share in cash. Retrophin is no longer a shareholder of Transcept. Retrophin had submitted two offers to Transcept dated September 10, 2013 and September 18, 2013.

Martin Shkreli, Founder and Chief Executive Officer of Retrophin, stated, “We were disappointed that, despite the fact that our offer was at a substantial premium to Transcept’s share price and represented, in our opinion, a compelling opportunity for its stockholders -- who also opposed Transcept’s risky and highly speculative stated strategy to grow the company through acquisitions -- our offer was dismissed without giving us the opportunity to discuss its merits directly with the Board of Directors. Given the reluctance of Transcept’s Board  to engage in substantive discussions with us, their implementation of a “poison pill” in order to prevent stockholders from acquiring more than 4.99% of Transcept’s shares, their in-licensing of an early-stage migraine development project and their now expressed interest in entering into a reverse merger, we have now formally withdrawn our offer for Transcept.”

Shkreli continued, “Retrophin is appalled at the lengths Transcept management has gone through to avoid a full and fair auction for Transcept. In the meantime, Transcept’s most precious asset, its cash, has dwindled, and we no longer believe a $4.00 per share purchase of Transcept represents a compelling transaction for our shareholders.”

In its letter dated September 18, 2013, Retrophin called on the Board of Directors of Transcept to engage in discussions with Retrophin and to provide it with access to selected due diligence in order to enter into a transaction no later than September 30, 2013. Retrophin had further stated that it would continue to stand ready to meet with the Board of Directors of Transcept, and its advisors, to discuss the proposal and to devote all necessary resources to work to consummate the transaction by November 1, 2013.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company's pipeline includes compounds for several catastrophic diseases, including Focal Segmental Glomerulosclerosis (FSGS), Pantothenate Kinase-Associated Neurodegeneration (PKAN), Duchenne Muscular Dystrophy and others. Retrophin's lead compound, Sparsentan, also known as RE-021, is scheduled to begin enrollment in a potentially pivotal Phase 2 clinical trial for FSGS during 2013. The Company intends to reintroduce Syntocinon Nasal Spray in the U.S. to assist initial postpartum milk ejection and also initiate clinical trials for the drug as a potential treatment for schizophrenia and autism. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect the Company's business. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission.

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